DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Awarded Two Grants Totaling $5.3 Million to Advance Ricin Toxin and Botulinum Toxin Vaccine Programs

Miami, FL - September 29, 2006 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR”, or the “Company”) announced today that it has been awarded two additional grants from the National Institute of Allergy and Infectious Diseases (NIAID) totaling approximately $5.3 million to support the development of its biodefense vaccine programs. One grant of approximately $4.8 million was awarded for the continued development of RiVax™, a recombinant vaccine against ricin toxin. The second grant of approximately $0.5 million has been awarded to continue additional research on the development of BT-VACC™, a multivalent mucosal vaccine against botulinum toxin.

RiVax™

The RiVax™ grant will provide approximately $4.8 million over a three year period to fund the development of animal models which will be used to correlate human immune response to the vaccine with protective efficacy in animals. This is necessary for ultimate licensure by the FDA, when human efficacy vaccine trials are not possible. This new grant also supports the further biophysical characterization of the vaccine containing a well-characterized adjuvant that is needed to enhance the immune response to recombinant proteins. These studies will be required to assure that the vaccine is stable and potent over a period of years. A prototype version of RiVax™ has been evaluated in a Phase I clinical trial last year and was shown to be safe and effective, while also inducing ricin neutralizing antibodies as confirmed in subsequent animal studies.

DOR has been developing RiVax™ in a consortium effort between academic and industrial partners under a separate $6.4 million NIAID grant that commenced in 2004. DOR has closely collaborated with the University of Texas Southwestern Medical Center (UTSW) and the vaccine’s originator, Dr. Ellen Vitetta, in the transition from early research to advanced development. Collaborators also include Stanford Research Institute (SRI International) and the University of Kansas. In conjunction with Cambrex Biosciences, DOR has also developed a robust large scale purification process that will be used in the commercial manufacture of the vaccine. Dr. Vitetta at UTSW has also separately been awarded a grant for $2.2 million over 5 years to conduct research in fundamental areas to develop novel vaccine formulations and characterize immune responses in small animals. That research will help support ongoing development of RiVax™.

“Through uninterrupted funding of this project, NIAID continues to recognize the importance of RiVax™ as a potential protective countermeasure to ricin exposure and the progress made in the program so far,” said Robert N. Brey, Ph.D., Chief Scientific Officer for DOR BioPharma. “We will continue to work closely with our partners and NIAID to develop RiVax™. We anticipate that we can continue to move RiVax™ into additional clinical studies and satisfying the exigencies of HHS initiatives in the near future.”

BT-VACC™

DOR was also awarded a one year Phase I SBIR grant totaling approximately $0.5 million to conduct further work to combine antigens from different serotypes of botulinum toxin for a prototype multivalent vaccine. The grant funding will support further work in characterizing antigen formulations that induce protective immunity to the three most common botulinum toxin types that may be encountered naturally or in the form of a bioweapon. This work will continue the research conducted by Dr. Lance Simpson and colleagues at Thomas Jefferson University, who originally showed that recombinant non-toxic segments of the botulinum toxin can be given by the oral as well as the intranasal route to induce a strong protective immune response in animals. This observation forms the basis for development of an oral or intranasal vaccine for botulinum toxin that can be used in humans. Currently, the recombinant vaccines under development are given by intramuscular injections. The alternate route provides a self administration option, which will bypass the requirement for needles and personnel to administer the vaccine.

About Ricin Toxin and Botulinum Toxin

Ricin toxin is a potential bioterror threat that is toxic in small doses, is easy to obtain, and has the ability to be aerosolized. Exposure to small amounts can lead to lung damage if inhaled, rapid onset of nausea, fever, and abdominal pain if ingested. General organ failure leading to death can occur within several days. The need for protective countermeasures against ricin has been emphasized by its recent and continued use as a biological weapon. Currently, there is no FDA approved vaccine or countermeasure against ricin toxin.

Botulinum toxin is the most poisonous natural substance known and is classified as a Category A biothreat by the Centers for Disease Control (CDC). Botulinum toxin can be aerosolized and is 100,000 times more toxic than sarin gas. Currently, there are no FDA-approved vaccines or therapeutics. Botulinum toxin is known to exist in seven different serotypes, designated A to G, but only three (A, B and E) account for almost all human cases of disease. Once exposed to botulinum toxin, blockage of peripheral nerve function and descending flaccid paralysis ensues, which usually leads to death within hours without medical treatment at a hospital.

Project BioShield

Both the House of Representatives and the Senate are now considering bi-partisan bills that will provide for additional advanced development funding and will structurally improve the Project BioShield program enacted by Congress in 2004. In parallel, the Department of Health and Human Services (HHS) has just unveiled a new strategy for the development of medical countermeasures to complement the prioritization of the strategic plan initiated in 2004 under Project BioShield. This new plan calls for the HHS to adopt an enterprise-type model to define specific countermeasure requirements in light of the stage of development and to develop a new integrated research and development portfolio. HHS has also just published a Request for Information (RFI) to gather input to the HHS implementation plan for its strategy document, with the ultimate goal of acquiring the most appropriate medical countermeasures for mitigating the health effects from the biological threats facing the nation.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products for life-threatening side effects of cancer treatments, serious gastrointestinal diseases, and bioterrorism. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of bone marrow transplantation. DOR BioPharma has recently filed a New Drug Application (NDA) with the FDA for orBec® for the treatment of GI GVHD.  orBec® may also have applications in treating other gastrointestinal disorders characterized by severe inflammation.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. Our biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin.  Our ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(786) 425-3848
www.dorbiopharma.com